Exhibit 99.1

Press Release

Date: March 1, 2006

Contact:	Davina Palazzo
Coast National Bank
805.541.0400
www.coastnationalbank.com

Coast National Bank Announces Earnings

San Luis Obispo, California –Coast Bancorp, the holding company for Coast National Bank, announced the preliminary financial results for the year which ended 12/31/2005.

Total assets at December 31, 2005 were $185.7 million, a 16% increase from $159.9 million on December 31, 2004. Net Loans at December 31, 2005 were $132 million, a 15% increase from $114.7 million on December 31, 2004. Deposits as of December 31, 2005 were $168.9 million, a 17% increase from $144.5 million the prior year. Total stockholder equity increased 13% to $11.2 million as of December 31, 2005 from $10 million the prior year. Net income for the year ended December 31, 2005 was $1,097,866, or $1.56 per diluted share, a slight decrease of 1.5% when compared to $1,115,029, or $1.58 per diluted share in 2004.

Open for business since June 16, 1997, Coast National Bank is a San Luis Obispo based, independent community bank with five banking offices and four Small Business Lending Centers. Coast National Bank is a wholly-owned subsidiary of Coast Bancorp, whose stock trades under the ticker symbol “CTBP.OB”

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Coast Bancorp and its subsidiaries. All financial results are unaudited and therefore subject to change. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations Coast National Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly;(2) changes in the interest rate environment on interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected;(4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) finalization of the year-end audit results and(6) other risks detailed in the Coast Bancorp reports filed with the Securities and Exchange Commission.